Editas Medicine Announces $50+ Million Monetization Financing with DRI Healthcare Trust

Strengthens balance sheet with non-dilutive capital to enable further pipeline development and related strategic priorities

CAMBRIDGE, Mass., Oct. 3, 2024 – Editas Medicine, Inc. (Nasdaq: EDIT), a clinical-stage gene editing company, today announced the sale of certain future license fees and other payments owed to Editas Medicine under its Cas9 license agreement with Vertex Pharmaceuticals to a wholly-owned subsidiary of DRI Healthcare Trust (DRI) for an upfront cash payment of $57 million. The upfront cash payment brings non-dilutive capital to Editas Medicine, helping enable further pipeline development and related strategic priorities.

“We are pleased to partner with DRI to monetize a portion of the licensing payments from the Vertex Cas9 license deal we announced last December, providing us with considerable non-dilutive capital that we can put to work immediately as we develop our pipeline of future medicines,” said Gilmore O’Neill, M.B., M.M.Sc., President and Chief Executive Officer, Editas Medicine. “We look forward to an ongoing relationship with DRI as we continue to execute our strategy.”

Under the terms of the agreement, Editas Medicine will receive an upfront cash payment of $57 million in exchange for up to 100% of certain future annual license fees payable to Editas Medicine, ranging from $5 million to $40 million per year (inclusive of certain sales-based annual license fees that may become due) and a mid-double-digit percentage of Editas Medicine’s portion of a $50 million contingent upfront payment for which Editas Medicine is eligible under the Vertex license agreement. In addition to a portion of any such contingent upfront payment, Editas Medicine retains rights to fixed annual license fees for 2024 and a mid-single-digit million-dollar payment due to Editas Medicine in the event of Vertex’s achievement of certain annual sales milestones.

In December 2023, Editas Medicine announced that the Company and Vertex entered into a license agreement. Under the terms of the agreement, Vertex obtained a non-exclusive license for Editas Medicine’s Cas9 gene editing technology for ex vivo gene editing medicines targeting the BCL11A gene in the fields of sickle cell disease and beta thalassemia, including CASGEVY® (exagamglogene autotemcel).

Editas Medicine is the exclusive licensee of certain CRISPR patent estates for making human medicines. These include a Cas9 patent estate owned and co-owned by Harvard University, Broad Institute, the Massachusetts Institute of Technology, and The Rockefeller University.

TD Cowen served as exclusive financial advisor and WilmerHale served as legal advisor to Editas Medicine. Cravath, Swaine & Moore served as legal advisor to DRI Healthcare Trust.

About Editas Medicine
As a clinical-stage gene editing company, Editas Medicine is focused on translating the power and potential of the CRISPR/Cas12a and CRISPR/Cas9 genome editing systems into a robust pipeline of treatments for people living with serious diseases around the world. Editas Medicine aims to discover, develop, manufacture, and commercialize transformative, durable, precision genomic medicines for a broad class of diseases. Editas Medicine is the exclusive licensee of Broad Institute’s Cas12a patent estate and Broad Institute and Harvard University’s Cas9 patent estates for human medicines. For the latest information and scientific presentations, please visit www.editasmedicine.com.

Forward-Looking Statements
This press release contains forward-looking statements and information within the meaning of The Private Securities Litigation Reform Act of 1995. The words ‘‘anticipate,’’ ‘‘believe,’’ ‘‘continue,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘may,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘target,’’ ‘‘should,’’ ‘‘would,’’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include statements regarding the initiation, timing, progress and results of the Company’s preclinical studies and its research and development programs and the Company’s expected use of the funds received from the financing. The Company may not actually achieve the plans, intentions, or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various important factors, including: uncertainties inherent in the initiation and completion of pre-clinical studies and clinical trials, and clinical development of the Company’s product candidates and availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements.  These and other risks are described in greater detail under the caption “Risk Factors” included in the Company’s most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission, as updated by the Company’s subsequent filings with the Securities and Exchange Commission, and in other filings that the Company may make with the Securities and Exchange Commission in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company expressly disclaims any obligation to update any forward-looking statements, whether because of new information, future events or otherwise.

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Media and Investor Contact:
Cristi Barnett
(617) 401-0113

cristi.barnett@editasmed.com